Pricing Term Sheet	Filed Pursuant to Rule 433
September 19, 2016	Registration Statement No. 333-213502

Shire Acquisitions Investments Ireland DAC

$3,300,000,000 1.900% Senior Notes due 2019

$3,300,000,000 2.400% Senior Notes due 2021

$2,500,000,000 2.875% Senior Notes due 2023

$3,000,000,000 3.200% Senior Notes due 2026

Fully and Unconditionally Guaranteed by Shire plc

(the “Notes Offering”)

This pricing term sheet relates only to the Notes Offering and should be read together with the preliminary prospectus supplement dated September 8, 2016 relating to the Notes Offering (the “Notes Preliminary Prospectus Supplement”), the accompanying prospectus dated September 2, 2016 and the documents incorporated and deemed to be incorporated by reference therein. Certain capitalized terms used in this pricing term sheet that are not defined herein have the respective meanings given to such terms in the Notes Preliminary Prospectus Supplement.

Issuer:	Shire Acquisitions Investments Ireland DAC, an Irish designated activity company

Guarantee:	Shire plc, a Jersey public limited company

Ratings*:	Moody’s: Baa3 / S&P: BBB-

Aggregate Principal Amount Offered:	$3,300,000,000 aggregate principal amount of 1.900% senior notes due 2019 (the “2019 notes”)

$3,300,000,000 aggregate principal amount of 2.400% senior notes due 2021 (the “2021 notes”)

$2,500,000,000 aggregate principal amount of 2.875% senior notes due 2023 (the “2023 notes”)

$3,000,000,000 aggregate principal amount of 3.200% senior notes due 2026 (the “2026 notes”)

Ranking:	Senior unsecured

Maturity Date:	2019 notes:	23rd September, 2019

	2021 notes:	23rd September, 2021

	2023 notes:	23rd September, 2023

	2026 notes:	23rd September, 2026

Coupon:	2019 notes:	1.900%

	2021 notes:	2.400%

	2023 notes:	2.875%

	2026 notes:	3.200%

Price to Public:	2019 notes:	99.919% of principal amount

	2021 notes:	99.892% of principal amount

	2023 notes:	99.987% of principal amount

	2026 notes:	99.881% of principal amount

Yield to Maturity:	2019 notes:	1.928%

	2021 notes:	2.423%

	2023 notes:	2.877%

	2026 notes:	3.214%

Benchmark Treasury:	2019 notes:	0.875% due 15th September, 2019

	2021 notes:	1.125% due 31st August, 2021

	2023 notes:	1.375% due 31st August, 2023

	2026 notes:	1.500% due 15th August, 2026

Benchmark Treasury Price and Yield	2019 notes:	99-27 / 0.928%

	2021 notes:	99-17 / 1.223%

	2023 notes:	99-00/ 1.527%

	2026 notes:	98-02 / 1.714%

Spread to Benchmark Treasury:	2019 notes:	+100 basis points

	2021 notes:	+120 basis points

	2023 notes:	+135 basis points

	2026 notes:	+150 basis points

Interest Payment Dates:	2019 notes:	Semi-annually on 23rd March and 23rd September of each year, beginning 23rd March, 2017

	2021 notes:	Semi-annually on 23rd March and 23rd

September of each year, beginning 23rd March, 2017

	2023 notes:	Semi-annually on 23rd March and 23rd September of each year, beginning 23rd March, 2017

	2026 notes:	Semi-annually on 23rd March and 23rd September of each year, beginning 23rd March, 2017

Optional Redemption — Make-Whole Call:	2019 notes:	T+15 basis points at any time

	2021 notes:	T+20 basis points prior to 23rd August, 2021

	2023 notes:	T+25 basis points prior to 23rd July, 2023

	2026 notes:	T+25 basis points prior to 23rd June, 2026

Optional Redemption — Par Call:	2021 notes:	On or after 23rd August, 2021 (one month prior to the maturity date for the 2021 notes)

	2023 notes:	On or after 23rd July, 2023 (two months prior to the maturity date for the 2023 notes)

	2026 notes:	On or after 23rd June, 2026 (three months prior to the maturity date for the 2026 notes)

Trade Date:	19th September, 2016

Settlement Date:	23rd September, 2016 (T+4)

We expect that delivery of the notes will be made against payment therefore on or about 23rd September, 2016, which will be the fourth  business day following the date of pricing of the notes (such settlement being referred to as “T+4”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their own advisors.

CUSIP/ISIN:	2019 notes:	82481L AA7 / US82481LAA70

	2021 notes:	82481L AB5 / US82481LAB53

	2023 notes:	82481L AC3 / US82481LAC37

	2026 notes:	82481L AD1 / US82481LAD10

Denominations:`	$2,000 x $1,000

Joint Book-Running Managers:	Barclays Capital Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Bookrunners:

Bank of China Limited London Branch

Citigroup Global Markets Inc.

Commerz Markets LLC

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

DNB Markets, Inc.

Lloyds Securities Inc.

Mizuho Securities USA Inc.

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

RBS Securities Inc.

Santander Investment Securities Inc.

SMBC Nikko Securities America, Inc.

Co-Managers:	J.P. Morgan Securities LLC HSBC Securities (USA) Inc. Goldman, Sachs & Co. Wells Fargo Securities, LLC Scotia Capital (USA) Inc. Mediobanca — Banca di Credito Finanziario S.p.A.

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Notes Offering will arrange to send you the prospectus and related prospectus supplement if you request it by contacting Barclays Capital Inc. toll free at 1-800-603-5847; Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322; or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

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